Exhibit 99.1
ROYAL GOLD ANNOUNCES THE CLOSING OF ITS
PUBLIC OFFERING OF COMMON STOCK
     DENVER, COLORADO. APRIL 14, 2009: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), a leading precious metals royalty company, announced today the closing of its public offering of common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission and a shelf prospectus filed with certain Canadian securities regulatory authorities. The Company sold 6,500,000 shares of common stock at a price of $38.00 per share and has granted the underwriters a 30-day option to purchase up to 975,000 additional shares of common stock to cover over-allotments, if any. The over-allotment period ends May 14, 2009. Proceeds to the Company from the offering, net of commission and expenses, are expected to be approximately $235.3 million, assuming the underwriters’ over-allotment option is not exercised.
     The proceeds from the offering will be used primarily to pay the cash component of the Andacollo transaction that was announced on April 6, 2009. If the transaction does not close, the net proceeds will be used for general corporate purposes and to fund future acquisitions.
     HSBC Securities (USA) Inc. acted as the global coordinator and as the joint book-runner for the offering with Goldman, Sachs & Co. and Scotia Capital (USA) Inc. Merrill Lynch & Co. and NBF Securities (USA) Corp. were co-managers for the offering.
     Copies of the final prospectus supplement and the base shelf prospectus relating to the offering may be obtained either by contacting any of the following underwriters or by accessing the Securities and Exchange Commission’s website, www.sec.gov:

HSBC Securities (USA) Inc. Attn: Prospectus Dept. 452 Fifth Avenue New York, NY 10018 Phone: 212-525-0860 Toll free: 866-811-8049 Fax: 646-366-3165 Email: ny.equity.syndicate@us.hsbc.com	Goldman, Sachs & Co. Attn: Prospectus Dept. 85 Broad Street New York, NY 10004 Phone: 212-902-1171 or Toll free: 866-471-2526 Fax: 212-902-9316 Email: Prospectus-ny@ny.email.gs.com	Scotia Capital (USA) Inc. Attn: Equity Capital Markets One Liberty Plaza, 25th Floor New York, NY 10006 Phone: 212-225-6853 Fax: 212-225-6852 Email:sarah_tilley@scotiacapital.com
     Copies of the final Canadian MJDS prospectus supplement and the base shelf prospectus relating to the offering may be obtained by either contacting the following underwriters or by accessing the System for Electronic Document Analysis and Retrieval (SEDAR) established by the Canadian Securities Administrators:

HSBC Securities (Canada) Inc. Attn: Equity Capital Markets (Stephanie Pridmore) 70 York Street, 4th Floor Toronto, Ontario M5J 1S9 Canada Phone: 416-868-7765 Fax: 416-868-3060 Email: ecm@hsbc.ca	Goldman, Sachs & Co. Attn: Prospectus Dept. 85 Broad Street New York, NY 10004 Phone: 212-902-1171 or Toll free: 866-471-2526 Fax: 212-902-9316 Email: Prospectus-ny@ny.email.gs.com	Scotia Capital Inc.
Attn: Equity Capital Markets
(Paul Angelopoulos)
40 Kings Street West, 65th Floor
Toronto, Ontario M5X 2X6
Canada
Phone: 416-862-5837
Fax: 416-863-7420
Email: Equity_capital_markets@scotiacapital.com
     This news release and the prospectus obtained from the website established by the Canadian Securities Administrators, www.sedar.com, as the case may be, shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the prospectus or the Company’s shelf registration statement.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company owns royalties on 117 properties on five continents, including royalties on 25 producing mines and 10 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”
For further information, please contact:
Karen Gross,
Vice President and Corporate Secretary
(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the use of proceeds from the offering and the closing of the Andacollo transaction. Factors that could cause actual results to differ materially from projections or estimates include, among others, precious metals prices, economic and market conditions, and other factors described in the Company’s Annual Report on Form 10-K/A, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.